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                          February 9, 2024

       David Moradi
       Chief Executive Officer
       AudioEye, Inc.
       5210 E. Williams Circle, Suite 750
       Tucson, AZ 85711

                                                        Re: AudioEye, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed February 7,
2024
                                                            File No. 333-276937

       Dear David Moradi:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact
Alexandra Barone at 202-551-8816 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Technology
       cc:                                              Matt Kuhn